EXHIBIT 10.6

FIRST AMENDMENT TO LEASE

I.    PARTIES AND DATE.

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of September 6, 2016, by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”) and 5 ARCHES, LLC, a California limited liability company (“Tenant”).

II.    RECITALS

Landlord and Tenant are parties to that certain lease dated January 27, 2015 (the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 9,361 rentable square feet (the “Original Premises”) described as Suite No. 490 (“Suite 490”) on the 4th floor and Suite No. 1150 (“Suite 1150”) on the 11th floor of the building located at 19800 MacArthur Boulevard, Irvine, California (the "Building").

Tenant and Landlord agree to relocate Tenant from a portion of the Original Premises only described as Suite 490 to 6,617 rentable square feet of space described as Suite No. 950 (“Suite 950”) on the 9th floor of the Building shown on Exhibit A attached hereto.

III.    MODIFICATIONS.

A.	Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.	Effective as of the Commencement Date for Suite 950, Item 2 shall be amended by deleting Suite 490 and substituting Suite 950 in lieu thereof:

2.	Item 4 is hereby amended by deleting “Estimated Commencement Date for Suite 490 and adding the following:

“Estimated Commencement Date for Suite 950: the earlier of (a) 7 days following the date Suite 950 is deemed “ready for occupancy” (as hereinafter defined) and possession thereof is delivered to Tenant, estimated to be 13 weeks following the full and final execution of this Amendment, or (b) the date Tenant commences its regular business activities within Suite 950.”

3.	Effective as of the Commencement Date for Suite 950, Item 6 shall be amended by deleting Item 6.B. and substituting the following for Suite 950:

Months of Term or Period	Monthly Rate Per Square Foot	Basic Monthly Rent
1-12	$2.84	$18,792.00
13-24	$2.97	$19,652.00
25-36	$3.10	$20,512.00
37-48	$3.24	$21,439.00
49 to 4/30/21	$3.39	$22,432.00

5.	Effective as of the Commencement Date for Suite 950, Item 7 shall be amended by adding the following for Suite 950:

“7. Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2018 (the “Base Year”).

Project Cost Base: The Building Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period: Every 12 month period during the Term (or portion thereof during the first and last Lease years) ending June 30.”

6.	Effective as of the Commencement Date for Suite 950, Item 8 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“8. Floor Area of Premises: approximately 13,887 rentable square feet (comprised of 7,270 rentable square feet for Suite 1150 and 6,617 rentable square feet for Suite 950) (Landlord and Tenant stipulate and agree that the Floor Area of Premises is correct).

Floor Area of Building: approximately 302,296 rentable square feet”

7.	Item 9 is hereby deleted in its entirety and the following substituted in lieu thereof:

“9. Security Deposit: $47,307.00”

8.	Effective as of the Commencement Date for Suite 950, Item 11 shall be deleted and the following shall be substituted in lieu thereof:

“11. Parking: Tenant shall have the right but not the obligation to utilize up to 47 unreserved parking passes (25 unreserved parking passes for Suite 1150 and 22 unreserved parking passes for Suite 950) in accordance with the provisions set forth in Exhibit F to this Lease.”

B.    Commencement Date for Suite 950. As used herein, the “Commencement Date for Suite 950” shall occur on the earlier of (a) the date Suite 950 is deemed ready for occupancy as set forth below, or (b) the date Tenant commences its business activities within Suite 950. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Suite 950  Commencement Memorandum”) the actual Commencement Date for Suite 950 and the Expiration Date of the Lease; should Tenant fail to execute and return the Suite 950 Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Commencement Date for Suite 950 and Expiration Date of the Lease as set forth in the Suite 950 Commencement Memorandum shall be conclusive. Suite 950 shall be deemed “ready for occupancy” when Landlord, to the extent applicable, (i) has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter attached to this Amendment but for minor punch list matters, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work, (ii) has provided reasonable access to Suite 950 for Tenant so that Suite 950 may be used without unreasonable interference, and (iii) has put into operation all building services required to be provided by Landlord under the Lease and essential for the use of Suite 950 by Tenant.

C.
Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Suite 950 to Tenant on or before the Estimated Commencement Date for Suite 950 set forth in Section III.A.2 above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for Suite 950 until the Commencement Date for Suite 950 occurs as provided in Section III.B above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section III.B(i) above is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter, if any, attached to this Amendment), then Suite 950 shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to substantially complete such work and deliver Suite 950 to Tenant but for Tenant’s delay(s).

D.
Termination as to Suite 490. The parties agree that Tenant’s lease as to Suite 490 shall terminate at midnight on the date prior to the Commencement Date for Suite 950 (the “Termination Date” for Suite 490), provided that such termination shall not relieve Tenant of (i) any rent or other charges owed by Tenant, or other obligations required of Tenant, as are set forth in the Lease from and after the date of this Amendment through and including the Termination Date for Suite 490, (ii) any obligations which are set forth in this Amendment, and (iii) any indemnity or hold harmless obligations set forth in the Lease as to Suite 490. Tenant shall quit and surrender possession of Suite 490 to Landlord on or before the Termination Date for Suite 490 as required by the provisions of Section 15.2 of the Lease; it being understood that Tenant shall not be required to remove the existing improvements, however Tenant shall remove or fund to Landlord the cost of removing all wallpapering, voice and/or data transmission cabling installed by or for Tenant.

E.
Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $18,419.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

F.
Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant shall not be obligated to pay Landlord for Operating Expenses accruing during the 12 month period commencing as of the Commencement Date for Suite 950.

G.
Signage. Landlord, at its sole cost and expense, shall affix and maintain a sign (restricted solely to Tenant’s name as set forth herein) adjacent to the entry door of Suite 950. Any subsequent changes to that initial signage shall be made at Tenant’s expense in accordance with Section 5.2 of the Lease.

H.
Monument Signage. Subject to Landlord availability in its sole discretion and provided Tenant is not in Default under any provision of the Lease beyond all applicable notice and cure periods and provided further that Tenant is leasing at least 22,000 rentable square feet in the Building (the “Monument Signage RSF Threshold”), Tenant shall have the right to install non-exclusive signage on one slot of the Building monument at the entrance to the Building, which signage shall consist only of the name “5 Arches” The type, location and design of such signage shall be subject to the prior written approval of Landlord and the City of Irvine, and shall be consistent with Landlord's signage criteria for the Project. Fabrication, installation, insurance, and maintenance of such signage shall be at Tenant’s sole cost and expense. Tenant understands and agrees that it shall use Landlord’s designated contractor for installing the monument signage. Should Tenant fail to have the monument signage installed by such date that is 9 months following Landlord’s notice that Tenant is granted such monument signage, then Tenant’s right to install same thereafter shall be deemed null and void. Except for the foregoing, no sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without prior consent of Landlord. Tenant’s signage right shall belong solely to Tenant and may not be transferred or assigned without Landlord’s prior written consent, which may be withheld by Landlord in Landlord’s sole discretion. In the event Tenant, exclusive of any subtenant(s), fails to satisfy the Monument Signage RSF Threshold, then Tenant shall, within thirty (30) days following notice from Landlord, remove the monument signage at Tenant’s expense. Tenant shall also remove such signage promptly following the expiration or earlier termination of the Lease. Any such removal shall be at Tenant’s sole expense, and Tenant shall bear the cost of any resulting repairs to the monument that are reasonably necessary due to the removal.

I.
Floor Plan of Premises. Effective as of the Commencement Date for Suite 950, page 2 of Exhibit A attached to the Lease shall be deleted and Exhibit A attached to this Amendment shall be substituted in lieu thereof.

J.
Tenant Improvements. Landlord, at its sole cost, hereby agrees to complete the Tenant Improvements for the Substitution Space in accordance with the provisions of Exhibit B, Work Letter, attached hereto.

K.
Parking. Notwithstanding any contrary provision in Exhibit F to the Lease, “Parking,” effective as of the Commencement Date for Suite 950, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, a total of up to 22 unreserved parking passes (for Suite 950) (the “Suite 950 Parking Passes”) through the Expiration Date. Landlord agrees that Tenant may convert up to 3 of the Suite 950 Parking Passes to reserved stalls by providing written notice of such election to Landlord (the “Converted Suite 950 Parking Passes”). During the time period commencing as of the Commencement Date for Suite 950 and continuing through the Expiration Date only, Tenant shall pay to Landlord for the lease of the Suite 950 Parking Passes as follows: (i) $50.00 per unreserved Suite 950 Parking Pass per month utilized, and (ii) if applicable, $130.00 for each Converted Suite 950 Parking Pass per month utilized. Thereafter, the parking charge shall be at Landlord’s scheduled parking rates from time to time. In addition but subject to the month-to-month availability of such parking as determined by Landlord, Tenant shall have the right to purchase such additional parking passes for unreserved parking as Tenant shall request from Landlord (the “Additional Parking

Passes”) by providing written notice of such election to Landlord at any time following the date of this Amendment. The parking charge for the Additional Parking Passes shall be at Landlord’s scheduled parking rates from time to time.

L.
SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of the Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

M.
Right of First Offer. Provided Tenant is not then in Default under any provision of the Lease, and provided further that Tenant is occupying the entire Premises and has not assigned or sublet any of its interest in the Lease (except in connection with a Permitted Transfer of the Lease to an Affiliate as described in Section 9.2 thereof), Landlord hereby grants Tenant a one-time right (“First Right”) to lease, during the initial 72 month Term of the Lease, any contiguous space on the 11th floor in the Building and shown on Exhibit A-1 hereto (“First Right Space”) in accordance with and subject to the provisions of this Section; provided that this First Right shall cease to be effective during the final 12 months of the Term. Except as otherwise provided below, prior to leasing the First Right Space, or any portion thereof, to any other party during the period that this First Right is in effect and after determining that the existing tenant in the First Right Space will not extend or renew the term of its lease, Landlord shall give Tenant written notice of the basic economic terms including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord is willing to lease such particular First Right Space to Tenant or to a third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit. It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then Landlord’s notice shall so provide and all such space shall collectively be subject to the following provisions. Within 5 business days after receipt of Landlord’s notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to (i) lease all, but not less than all, of the space specified in Landlord’s notice (the “Designated Space”) upon such Economic Terms and the same non-Economic Terms as set forth in the Lease; (ii) refuse to lease the Designated Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the Designated Space, in which event Landlord may lease the Designated Space upon any terms it deems appropriate; or (iii) refuse to lease the Designated Space, specifying that such refusal is based upon said Economic Terms, in which event Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease the Designated Space. In the event that Tenant does not so respond in writing to Landlord’s notice within said period, Tenant shall be deemed to have elected clause (ii) above. In the event Tenant gives Landlord notice pursuant to clause (iii) above, Landlord may elect to either (x) lease the Designated Space to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in the Lease, or (y) lease the Designated Space to any third party upon Economic Terms which are not materially more favorable to such party than those Economic Terms proposed by Tenant. Should Landlord so elect to lease the Designated Space to Tenant, then Landlord shall promptly prepare and deliver to Tenant an amendment to the Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within 10 days. Tenant’s failure to timely return the amendment shall entitle Landlord to specifically enforce Tenant’s commitment to lease the Designated Space or to lease such space to a third party. Notwithstanding the foregoing, it is understood that Tenant’s First Right shall be subject to any extension or expansion rights previously granted by Landlord to any third party tenant in the Building prior to the date hereof, as well as to any such rights which may hereafter be granted by Landlord to any third party tenant occupying the First Right Space or any portion thereof, and Landlord shall in no event be obligated to initiate this First Right prior to leasing any portion of the First Right Space to the then-current occupant thereof. Tenant’s rights under this Section shall be personal to the original Tenant named in the Lease and may not be assigned or transferred (except in connection with a Permitted Transfer of the Lease to an Affiliate as described in Section 9.2 thereof). Any other attempted assignment or transfer shall be void and of no force or effect. Time is specifically made of the essence of this Section.

IV.    GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.
Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C.
Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.
Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.
Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.
Certified Access Specialist. As of the date of this Amendment, there has been no inspection of the Building and Project by a Certified Access Specialist as referenced in Section 1938 of the California Civil Code.

G.	Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

H.
Brokers.  Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Savills Studley/Irvine (“Tenant’s Broker”) is the agent of Tenant exclusively.  By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

I.
Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

J.
Nondisclosure of Terms. Landlord and Tenant acknowledge that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Landlord and Tenant shall each keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than to its respective financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease, as amended, or pursuant to legal requirement.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

THE IRVINE COMPANY LLC,
a Delaware limited liability company

By /s/ Steven M. Case[[Executor 1 Signature]]
[[Executor 1 Name]]
Name: Steven M. Case

Title: EVP
[[Executor 1 Title Line 1]]

[[Executor 1 Title Line 2]]

 [[Executor 2 Name]]

[[Executor 2 Title Line 1]]

[[Executor 2 Title Line 2]]

[[ReviewerInitial1]]
TENANT: 5 ARCHES, LLC, a California limited liability company By /s/ Gene Clark[[Tenant 1 Signature]] Name: Gene Clark[Tenant 1 Name]] Title: EVP [[Tenant 1 Title]]